Exhibit 5.1

BTPLaw LLC Advocates & Solicitors 137 Amoy Street, #03-02 Far East Square, Singapore 049965

Our ref: BTP/SPA/AGBA Group Holding Your ref:	Date: 26.04.2023 Phone: +65 9855 1842 Email: stephen.adams@btplaw.com.sg (We do not accept service of court documents by fax)

To:	AGBA GROUP HOLDING LIMITED

AGBA Tower

68 Johnston Road

Wan Chai, Hong Kong SAR

Dear Sirs/Mdms,

AGBA GROUP HOLDING LIMITED (Company Number 1994475) (THE “COMPANY”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), on Form S-1, such registration statement including all amendments or supplements to such form filed with the Commission (the “Registration Statement”) in relation to the offer and sale from time to time by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of up to 17,772,847 ordinary shares of $0.001 par value (“AGBA Shares” or “Ordinary Shares”) of the Company consisting of:

(i)	2,189,834 AGBA Shares held by AGBA Holding Limited and certain former directors and officers of AGBA Acquisition Limited including (a) 1,150,000 AGBA Shares issued in connection with AGBA Acquisition Limited’s Initial Public Offering for approximately $0.02 per share held by AGBA Holding Limited and directors and officers of AGBA Acquisition Limited; (b) 225,000 AGBA Shares issued as part of placement units in connection with AGBA Acquisition Limited’s Initial Public Offering at a price of $10.00 per placement unit; (c) 22,500 AGBA Shares issued as part of placement units in connection with the Closing of the Business Combination; and (d) 792,334 AGBA Shares issued upon the conversion of the rights to receive one tenth (1/10) of one AGBA Share in connection with the Closing of the Business Combination;

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(ii)	2,728,913 AGBA Shares issued to Apex Twinkle Limited at a share value of $3.50 per share;

(iii)	10,000,000 AGBA Shares issued to TAG Holdings Limited at the Closing of the Business Combination at a share value of $10.00 per share;

(iv)	2,300,000 AGBA Shares issuable upon exercise of 4,600,000 registered public warrants (the “Public Warrants”) at an exercise price of $11.50;

(v)	112,500 AGBA Shares issuable upon exercise of 225,000 private warrants (the “Private Warrants” together with the “Public Warrants”, the “Warrants”) issued to AGBA Holding Limited at an exercise price of $11.50;

(vi)	276,000 AGBA Shares issuable upon exercise of the representative’s unit purchase option (the “UPO”) issued to Maxim Group, LLC;

(vii)	138,000 AGBA Shares underlying the warrants included as part of the UPO; and

(viii)	27,600 AGBA Shares underlying the rights included as part of the UPO.

The AGBA Shares described above in paragraphs (i) to (iii) inclusive are referred to as the Issued Shares and the AGBA Shares described above in paragraphs (iv) to (viii) inclusive are referred to as the Issuable Shares.

Capitalised terms used in this Opinion shall have the meanings ascribed to them in this Opinion, and if not defined herein, the Registration Statement.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1.	The Documents

1.1	We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

(a)	the certificate of incorporation of the Company as registered on 8 October 2018 and a certificate of name change registered on 14 November 2022 at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry”);

(b)	the fifth amended and restated memorandum and articles of association of the Company as registered on 14 November 2022 (the “Memorandum and Articles”) at the Registry;

(c)	Registration Statement;

(d)	register of members of the Company as provided to us by the Company or its advisers on 26 April 2023 (the “Register of Members”);

(e)	a director’s certificate dated 26 April 2023 (the “Director’s Certificate”); and

(f)	a copy of the written resolutions of the directors of the Company dated 9 November 2022 and minutes of an extraordinary general meeting of the shareholders of the Company on 10 November 2022 (the “Resolutions”).

3.	Searches

For the purpose of giving this opinion, we have conducted a search of (i) the public records of the Company on file and available for inspection at the Registry on 26 April 2023 at [•] hours BVI time (the “Company Search”) and (ii) the records of proceedings on file with, and available for inspection at the High Court and the Commercial Court of the British Virgin Islands on 26 April 2023 at [•] hours BVI time (the “Litigation Search”) in respect of the Company (together the Company Search and the Litigation Search shall be referred to as the “Searches”).

4.	No Investigation of Foreign Law

We have not made any investigation of the laws of any jurisdiction outside the British Virgin Islands and express no opinion as to laws other than the laws of the British Virgin Islands and matters governed by such laws.

References in this opinion to statutes and/or statutory provisions shall be construed as referring to such statutes or statutory provisions as respectively replaced, amended, extended or consolidated as at the date of this opinion.

5.	Assumptions

For the purposes of giving this opinion we have assumed without taking any steps to verify the assumptions set out in Schedule 1 to this opinion (the “Assumptions”).

6.	Qualifications and Reservations

This opinion is subject to the qualifications and reservations set out in Schedule 2 to this opinion (the “Qualifications”).

7.	Opinion

7.1	Based upon the Assumptions and subject to the Qualifications made in this opinion and to matters not disclosed to us, we are of the opinion that:

(a)	Existence. The Company was duly and validly incorporated on 8 October 2018 as a company limited by shares under the BVI Business Companies Act, 2004 Act (the “BVI BCA”) and remains duly and validly incorporated as such.

(b)	Authorised Shares. The Ordinary Shares issued, and to be issued, by the Company and registered under the Registration Statement have been duly and validly authorised.

(c)	Valid Issuance of Shares.

(i)	Issued Shares: The Selling Securityholders as described in the Registration Statement and as recorded in the Register of Members have legal title to the AGBA Shares set against their respective name on the Register of Members, which have been legally issued and allotted, and are fully paid and non-assessable.

(ii)	Issuable Shares: Any AGBA Shares which are to be issued pursuant to the Warrants, in each case when the Warrants are exercisable under their terms referred to within the Registration Statement, have been duly authorised for issue and, when issued by the Company in accordance with their terms, and duly registered in the Company’s Register of Members, will be, subject to payment of the exercise price therefor under the terms of the Warrants, validly issued, fully paid and non-assessable.

Any AGBA Shares included in the UPO to be offered and sold by the Company as contemplated by the Registration Statement have been duly authorised for issue and, when issued by the Company against payment in full of the consideration therefor and duly registered in the Company’s Register of Members, will be validly issued, fully paid and non-assessable.

Any AGBA Shares which are to be issued pursuant to the warrants included as part of the UPO, when the warrants are exercisable under its terms referred to within the Registration Statement, have been duly authorised for issue and, when issued by the Company in accordance with its terms, and duly registered in the Company’s Register of Members, will be, subject to payment of the exercise price therefor under the terms of the warrants, validly issued, fully paid and non-assessable.

Any AGBA Shares which are to be issued pursuant to rights included as part of the UPO, when the rights are exchangeable under the terms of the rights agreement as described in the Registration Statement, have been duly authorised for issue and, when issued by the Company in accordance with the terms of those rights agreement, and duly registered in the Company’s Register of Members, will be validly issued, fully paid and non-assessable.

(d)	Time of Issue. Under the BVI BCA, Ordinary Shares in the Company are deemed to be issued when the name of the shareholder is entered in the Company’s Register of Members.

8.	Exclusive Jurisdiction

This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and any action arising out of it shall be subject to the exclusive jurisdiction of the courts of the British Virgin Islands, and by relying on this opinion you irrevocably submit to the exclusive jurisdiction of the British Virgin Islands courts.

9.	Application of Opinion

This opinion applies only to the laws, facts and circumstances which exist at the date of this opinion and is limited to the matters expressly stated in this opinion. We assume no obligation or responsibility to update or supplement this opinion to reflect any law, fact or circumstance which may come to our attention, or any changes in the law which may occur after this date, or to inform the addressee of any such development.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion is given by BTPLaw LLC and no partner or employee thereof assumes any personal responsibility for it or owes any duty of care in respect of it save as to the extent permitted by law.

Yours faithfully

BTP LAW LLC

SCHEDULE 1 - Assumptions

In giving this opinion, we have assumed:

1	that all documents, copies or originals received or relied on by us and all signatures on such documents are authentic and genuine;

2	that all copies received by us are complete and conform to the relevant original documents;

3	the accuracy and completeness of all factual representations expressed in or implied by the documents we have examined;

4	that the information disclosed by the Searches was accurate and complete when obtained and would remain the same if such search and enquiry were repeated at the time of this opinion, that all information required to be filed with or delivered to the Registry or the High Court and/or Commercial Court in the British Virgin Islands in respect of the Company had been so filed or delivered at the time of such Searches, and that such Searches did not fail to disclose any information which had been filed with or delivered to the relevant office/department but had not been processed at the time when the search was conducted and the enquiry made;

5	the Resolutions have not been amended or rescinded and remain in full force and effect;

6	upon the issue of any Issuable Shares, the Company will receive consideration which shall be not less than the par value of the relevant shares and shall not be less than the amount to be credited for the issue of such AGBA Shares;

7	compliance with the terms of the Memorandum and Articles and the BVI BCA; and

8	there is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

SCHEDULE 2 - Qualifications and Reservations

The opinions expressed in our opinion are subject to the following qualifications and reservations:

1.	For the purpose of giving this opinion we have not examined any documents incorporated by reference in any of the documents reviewed or otherwise referred to in the documents reviewed, and accordingly offer no opinion in relation thereto.

2.	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

3.	We have relied upon statements and representations made to us in the Director Certificate for the purposes of this opinion. We have made no independent verification of the matters referred to in the Director Certificate, and we qualify this opinion to the extent that the statements or representations made in the Director Certificate are not accurate in any respect.

4.	The register of members of a British Virgin Island company provides prima facie evidence of the legal ownership of registered shares in a company. No purported creation or transfer of legal title to any shares is effective until the register of members is updated accordingly. However, the register of members may be subject to rectification (for example, in the case of fraud or manifest error).

5.	The term “non-assessable” means that the holders of fully paid shares in the Company have no liability to the Company, as shareholder, except for any liability expressly provided for in the Memorandum or Articles of Association and any liability to repay a distribution under the BVI BCA.

6.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.